UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2016

3DIcon Corporation

 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	000-54697 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION

Designation of Series B Convertible Preferred Stock

On March 22, 2016, 3DIcon Corporation, an Oklahoma corporation (the “Company”), filed with the Secretary of State of the State of Oklahoma a Certificate of Designation (the “Certificate of Designation”), included here as Exhibit 3.1 and incorporated herein by reference, setting for the Preferences, Rights and Limitation of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”). The Two Million (2,000,000) shares of Series B Preferred designated under the Certificate of Designation have a stated value of $1.00 per share (the “Stated Value”). Under the Certificate of Designation, the holders of the Series B Preferred have the following rights, preferences and privileges:

The holders of Series B Preferred are not entitled to receive dividends but have voting rights equal to the number of shares of the Company’s common stock (“Common Stock”) into which their Series B Preferred can be converted, whether or not the share are available for issuance.

At the option of the holder, Series B Preferred may be converted in whole or in part, from time to time, into One Thousand Nine Hundred Fourteen (1,914) shares of Common Stock. The Series B Preferred Stock will automatically be converted into Common Stock if (i) at anytime the 5 day average VWAP of the Company’s Common Stock prior to such automatic conversion is equal to $0.10 or more; or (ii) the Company enters into a transaction for which the Company enters into a share exchange agreement or agreement and plan of merger, which agreement is executed within ninety (90) days after the date of the Certificate of Designation and pursuant to which the Company thereafter becomes a consolidated company with another entity, and the Company issues equity securities of the Company. Such automatic conversion would be converted by the same method described above for discretionary conversions.

In the event of any i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or ii) sale, merger, consolidation, reorganization or other transaction that results in a change of control of the Company, each holder of a share of Series B Preferred shall be entitled to receive, subject to prior preferences and other rights of any class or series of stock of the Company senior to the Series B Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Company to holders of Common Stock, or any other class or series of stock of the Company junior to the Series B Preferred, an amount equal to the Stated Value (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Preference Amount”). After such payment has been made to the holders of Series B Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Company available for distribution, if any, shall be distributed pro rata among the holders of Common Stock. In the event the funds or assets legally available for distribution to the holders of Series B Preferred are insufficient to pay the Preference Amount, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Series B Preferred pro rata based on the full Preference Amount to which they are entitled.

Issuance of Series B Preferred Pursuant to Securities Purchase Agreements

On March 24, 2016, the Company issued an aggregate of 1,589,010 shares of Series B Preferred in connection with Securities Purchase Agreements (the “Securities Purchase Agreements”) dated December 11, 2015. Pursuant the Securities Purchase Agreements, the Company had agreed to issue, and on March 24, 2016 issued, to certain officers, directors, consultants and service providers (collectively, “Recipients”) and the Recipients had agreed to accept, and on March 24, 2016 received, shares of Series B Preferred in consideration for the satisfaction, in lieu of cash payment, of an aggregate of $1,105,402.72 owed by the Company to the Recipients.

Among the Recipients were (i) Victor F. Keen, the Company’s Chief Executive Officer, who received 1,193,582 shares of Series B Preferred in satisfaction of $685,354.62 owed to him under certain notes, in connection with certain advances he provided to the Company and for services he provided to the Company; (ii) Ronald W. Robinson, the Company’s Chief Financial Officer, who received 85,771 shares of Series B Preferred in satisfaction of $90,291.25 owed to him for services he provided to the Company; (iii) Martin Keating, a Director of the Company, who received 19,266 shares of Series B Preferred in satisfaction of $20,280.82 owed to him under certain notes and for services he provided to the Company; and (iv) Newton, O'Connor, Turner & Ketchum, PC, a law firm of which John O’Connor, a Director of the Company, is a partner, that received 50,149 shares of Series B Preferred in satisfaction of $52,791.49 owed to it for services provided to the Company.

The issuances of the Series B Preferred were made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing descriptions of the Certificate of Designation and the Securities Purchase Agreements do not purport to describe all of the terms and provisions thereof and are qualified in their entirety by reference to the Certificate of Designation, filed as Exhibits 4.1, and the Securities Purchase Agreements, a form of which is filed as Exhibit 10.1, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitation of Series B Convertible Preferred Stock of 3DIcon Corporation
10.1	Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

3DICON CORPORATION

Date: March 24, 2016	By:	/s/ Victor F. Keen
Victor F. Keen, Chief Executive Officer